Exhibit 10.7

SHAREHOLDERS’ AGREEMENT

Mr Alcides BRANCO
Mr Nuno BRANCO
BIOBRANCO II
 (The Current Shareholders)

And

JUNAN HONGRUN FOODSTUFF
 (The Investor)

With the attendance of:
ATHENA
(The Company)

February 4, 2014

SHAREHOLDER’S AGREEMENT

BETWEEN THE UNDERSIGNED:

Alcides BRANCO, born on December 3rd, 1946, a Portuguese citizen, residing at 36, rue du Dr. João de Magalhães, – Santa Maria da Feira (Portugal)

Nuno BRANCO, born on June 5th, 1972, a Portuguese citizen, residing at36, rue du Dr. João de Magalhães – Santa Maria da Feira (Portugal)

BIOBRANCO II, a company under Portuguese law, with registered offices at Porto Do Tejo, 6030-245 Vila Velha De Rodao, represented by Mr. Alcides and Nuno BRANCO, duly authorised for the purpose of this document, acting in the name and on behalf of the Company;

Hereafter referred to individually as a “Current Shareholder” and together as the “Current Shareholders",

in the first instance,

And:

JUNAN HONGRUN FOODSTUFF CO., LTD A limited liability company organized under the laws of CHINA, having its registered office at Towera, Cofco Plaza, Guanfang Village, Shizilu Town, Junan County, Shangong China, represented by Vincent CHEN, duly authorized to act hereunder,

Hereafter referred to as “American Lorain" or the “Investor”,

in the second instance,

(The “Current Shareholder” and the "Investors", acting without joint solidarity, are referred to individually as a "Party" and together as the “Parties”)

With the attendance of:

ATHENA, a company under French law, with registered offices at Chemin de Kerlebert 56530 Queven (FRANCE) represented by Nuno Branco, duly authorized for the purpose of this document, acting in the name and on behalf of the Company;

(Hereafter referred as the "Company" acting)

STIPULATE

A. The Company was constituted with a view to exercising :

  the processing, storage, and sale, by all means, of foodstuffs;
  the advice and assistance in the processing and preservation of food;
  the acquisition of shares in any company or business;
  the management of all interests and investments;
  services for the benefit of controlled companies.

B. The registered capital of the Company is today divided into 25,000 shares (hereafter the “Shares”).

There are no other securities except the 25,000shares of the share capital.

The Company owns the whole capital and the voting rights of Conserverie Minerve, a company under French law, with registered offices at Chemin de Kerlebert 56530 Queven (FRANCE), (hereafter referred to as the “Main Subsidiary”).

C. The Main Subsidiary itself owns the whole capital and the voting rights of the following companies (hereafter the “other Subsidiaries”):

  SOJAFRAIS, a company under French law, with registered offices at Chemin de Kerlebert 56530 Queven (FRANCE)
  SCI SIAM, a real estate company under French law, with registered offices at Chemin de Kerlebert 56530 Queven (FRANCE)
  SCI GIU LONG, a real estate company under French law, with registered offices at Chemin de Kerlebert 56530 Queven (FRANCE)
  and CACOVIN, a company under Portuguese law, with registered offices at Zona Industrial de Vinhais, lote 13/15, 5320 338 VINHAIS (PORTUGAL)

it being specified that the Company, the Main Subsidiary and the Other Subsidiaries are collectively referred to as the “Minerva Group”.

D. To allow the Company to finance its various development projects, the Current Shareholders and the Investor have met, so that the Investor take part in shoring up the Company’s own funds and cooperate with the Company for a common and mutual development of business relationships between the Company, the Subsidiary and the Parties.

It is within this context that, on this day, the Investor has acquired all the Shares held by INTIRAIMI, a French Company with a registered office at 40, boulevard de la Tour d’Auvergne 35000 RENNES, that is to say 10.000 Shares representing 40% of the whole capital and the voting rights of the Company and 2.750 Shares held by BIOBRANCO II representing 11% of the whole capital and the voting rights of the Company (hereafter the “Transfer”). The Transfer will be completed after the payment of the shares price (no letter than twenty (20) days after the signing of this agreement).

E. As a result of this Transfer, after the payment of the shares price, the Shares will be distributed between the shareholders of the Company as shown in Exhibit 1.

F. In the framework of the Transfer, the Parties agree that this Agreement cancels and replaces at the present Date any agreement of the same type that may have existed between the shareholders of the Company or between certain of them only, each shareholder of the Company declaring that they have fulfilled all their rights to this end.

TITLE I

GENERAL PROVISIONS – PARTICULAR OBLIGATIONS

I.1.    Purposes of the Shareholders’ Agreement

The purposes of the Agreement are to define the rights and duties of the Parties and their respective undertakings in pursuing their common goal.

The Parties hereby irrevocably acknowledge and declare that the foregoing recitals are true and correct in substance and in fact.

The Agreement also creates some rights and duties for the Company which accepts them.

Nothing in this Agreement shall create or be deemed to create a partnership or the relationship of principal and agent or employer and employee between any of the Parties and no Party shall be responsible for the acts or omissions of the employees or representatives of the other Parties.

The provisions of this Agreement relating to the Shares shall apply mutatis mutandis to any shares or securities into which such Shares may be converted, reclassified, divided, re-designated, subdivided or consolidated, to any shares or securities which are received by the Parties hereto as a stock dividend or distribution payable in shares or securities of the Corporation and to any shares or securities of the Corporation or of any successor or continuing corporation which may be received by the Parties hereto on a reorganization, amalgamation or consolidation.

I.2.    Definitions

Unless inconstant with the context or otherwise defined, terms defined in Appendix 1 (Definitions) shall apply to this Agreement.

I.3.    Interpretation

In this Agreement, except as otherwise expressly provided:

(i)

all words and personal pronouns relating to those words shall be read and construed as the number and gender of the Party or Parties required, and the verb shall be read and construed as agreeing with the required word and pronoun;

(ii)

the division of this agreement into Articles and sections and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any its provisions;

(iii)	references to persons include bodies corporate, firms and unincorporated associations;

(iv)	the singular includes the plural and vice-versa ;

(v)

references to any part of any statute or statutory instrument include any statutory amendment, modification or re-enactment in force from time to time and references to any statute include any statutory instrument or regulations made under it ;

(vi)	references in this Agreement to Articles and Sections are references to Articles and Sections of this Agreement; and

(vii)

when calculating the period of time within which or following which any act is to be done or step is to be taken pursuant to this agreement, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a business day, the period in question shall end on the next business day.

I.4.    Representation and warranties

Each of the Parties and the Company represent and warrant to the Parties that:

  they have been duly incorporated and validly subsisting under the laws of their place of incorporation and have the corporate power and authority to accept the terms of this Agreement (and the agreements annexed hereto) and perform their obligations under it;
  their entry into this Agreement (and the agreements annexed hereto) has been duly and valid authorized and all requisite corporate action has been taken in order to make such an entry valid and binding upon it in accordance with the terms of this Agreement;
  the origin of the funds paid for any subscription to the Company capital is legal and does not come from any activity contrary to the legislation, which is applicable to it, notably Security VI "Obligations relating to anti-capital-laundering" of Book V of the Monetary and Financial Code, that they have not facilitated by any means the misleading justification of the origin of the assets or revenue from the author of a crime or a misdemeanor having procured from the latter direct or indirect profit, nor brought an accommodation to an operation of placement, dissimulation or conversion of the direct or indirect product of a crime or a misdemeanor.
  the entry into this Agreement (and the agreements annexed hereto)and the consummation of the transactions contemplated by it will not:
(a)

breach or conflict with any provision of its certificate of incorporation or memorandum and articles of association or equivalent constitutional document or result in a breach of, conflict with or constitute a default under any mortgage, indenture, agreement or other instrument, laws, statutory instruments or regulations, to which they are a Party or by which they, or any of their properties or assets, are bound; or

(b)	violate any order, judgment or decree of any Court or governmental agency to which they are a party or by which they, or any of their properties or assets, are bound.

TITLE II

PURPOSES OF THEAGREEMENT – COMMITMENTS OF THE PARTIES
PAYMENT OF THE CLAIMS HELD BY THE MAIN SUBSIDIARY

II.1     Purposes of the Transfer

The Parties acknowledge that the Transfer aims notably at:

  developing the sales of products of the Parties;
  developing the supply and the range of products of the Company as well as its sales;
  achieving the financial targets as defined in Exhibit 4.

II.2     Commitments of the Parties on commercial issues

So as to reach the goals as previously defined in II.1, the Parties will therefore do their best efforts to:

  distribute the Investor’s products, either they be marketed by the Investor itself or by any affiliated company it being specified that the Investor undertakes to offer products that have a good value for money and meet the specifications made by the customers;

  distribute the Branco Group’s products (company listed in Exhibit 3), it being specified that the Branco Group’s company undertakes to offer products that have a good value for money and meet the specifications made by the customers;

  make the Main Subsidiary supply from the Investor or any affiliated company as much as possible it being specified that the Investor shall ensure a quality that is suitable for the demand as well as the best prices in the market. The Investor agrees to provide to Minerva Group specific term of payment for any goods supplied by the Investor or his affiliated company. The payment term cannot be less than ninety (90) business days upon delivery, except if a reduction of the payment term is expressly agreed by both Parties.

III. 3     Restrictions to the freedom of the Parties

No Party shall, without the consent of the other Party, endorse any note, act as an accommodation party, otherwise become surety for any person, or do any act detrimental to the best interests of the Minerva Group or which would make it impossible to carry on the ordinary business of the Minerva Group.

If the Minerva Group incurs any loss, liability, or obligation arising out of unauthorized conduct by a Party in violation of any provision of this Agreement, that Party shall indemnify and hold the Minerva Group harmless from any such loss or liability to the extent it is not covered by a policy of insurance.

III. 4     Profit sharing

The net profits of the Company shall be divided and be allocated to the Parties according to their respective Ownership Percentage Interests.

No interest or additional share of profits shall inure to any Party by reason of his capital account being proportionately in excess of the capital accounts of the others.

The "cash available for distribution" for any fiscal year shall be the cash receipts of the Company during such fiscal year, less (i) the cash disbursements during such period, as well as (ii) legal reserves or regulatory provisions and (iii) any amounts which the Officers (Chief Executive Officer and General Manager) reasonably determines to be necessary to be reserved to meet the needs of the Company's business. The cash available for distribution shall be distributed to and allocated among the Company at such time as the Officers shall determine, but at least annually, in accordance with the Company Ownership Percentage Interests.

III.5.     Payment of the claims held by the Main Subsidiary

The Parties hereby acknowledge that the Main Subsidiary holds claims against the Branco Group Companies (as listed in Exhibit 3) and that, the Current Shareholders, for their part, have claims against the Company in respect of their associated current account.

The Parties wish to conclude agreements of assignments of the claims held by the Main Subsidiary against the Branco Group Companies to the benefit of the Current Shareholders (hereafter the “Agreements of Assignment of Claims”) it being specified that the Assignment of Claims shall be paid by a delegation of claims held against the Company (hereafter the “Delegation of Claims”).

Therefore, the Investor hereby acknowledges and accepts that the Agreements of Assignment of Claims shall be concluded and paid through the Delegation of Claims.

The Current Sharedolders admit and accept that the balance of their claims against the Company (hereafter the “Balance of the Claims”) shall be dealt with as follows, at the Investor’s choice:

  the Current Shareholders cannot but accept to waive immediate payment of the Balance of the Claims at the conclusion of the Agreements of Assignment of Claims if the Investor asks the Current Shareholders to do so, it being specified the payment terms shall be determined by mutual agreement;

  the Current Shareholders cannot but accept to simply waive payment of the Balance of the Claims if the Investor asks the Current Shareholders to do so;

  the Current Shareholders cannot but agree to sell 51% of the Balance of the Claims <for a price of one (1) symbolic euro. As a counterpart, the Investor will make a capital increase by the same amount through compensation with the Claims.

The Parties hereby acknowledge and declare that they have been fully informed about the terms and conditions of this present article as well as the fiscal consequences of the above-mentioned options.

III.6.    Specific commitment

III.6.1.     The Current Shareholders take the commitment to provide to CACOVIN a Nunziata 4 burner chestnut shelling machine (the “Machine”) without any additional costs than the cost already paid by Minerva Group until the signing of this agreement (The Current Shareholders support all the cost of setting up the Machine except the amount already paid by Minerva Group before the signing of this agreement). The Machine should be installed before 2014, 31rst August and if it is impossible for whatsoever reason no letter than 2014, 15th October.

The Current Shareholders has to justify to the Investor that the machine cannot be installed before 2014, 31 rst August to benefit of the delay to expire on 2014, 15th October.

If the Current Shareholders failed to reach this condition, the Machine will be installed at the expenses of Minerva.

III.6.2.     Before 2014, 30th September, CACOVIN must be financed as follows:

  Investor will finance CACOVIN up to THREE MILLION EUROS ;

  The Current Shareholders will finance the needs of the company up to TWO MILLION EUROS (with bank’s loan or shareholder loan). If the Financing is made by a shareholder’s loan, the condition must be at the same conditions of the financing provided by the Investor.

It is agreed between the Parties that:

  The financing of the shareholders must be used to buy only fresh raw material coming from Portugal. The financing destined to buy American Lorain chestnuts is not taking in consideration to determine the needs of CACOVIN for the purpose of this provision.

  If a FIVE MILLION EUROS financing is not necessary, CACOVIN will be financed by the Parties with a repartition on a 60% (Investor) / 40% (Current Shareholders) basis.

If JUNAN HONGRUN FOODSTUFF CO., LTD failed to finance CACOVIN a compensation of 495,000 € will paid to the Current Shareholders as a compensation.

TITLE III.

GOVERNANCE AND ADMINISTRATION OF THE BUSINESS
OF THE COMPANY AND THE SUBSIDIARIES

III. 1.     Governance and administration of the Company and the Subsidiary

III.1.1.     The Parties commit irrevocably to respect for all that matters the administration, the managing and the governance of the Company and its Subsidiaries, as far as the Companies’ applicable legal provisions are concerned the provisions of this Agreement and the By-laws of the Company as they are today or will be in the future (the “By-laws”).

However, if there is a conflict between the Agreement and the By-laws, the Parties agreed that the Agreement will prevail.

III.2.     Appointment, replacement and duties of officers of the Company and the Subsidiaries

III.2.1.     The Parties agree to appoint the officers of the Company and the Subsidiaries as follows:

The Chief Executive Officer of the Company and the Subsidiaries shall be appointed by the Investor.

The General Manager of the Company and the Subsidiaries shall be appointed by the Investor with the prior consent of Current Shareholders.

III.2.2     Replacement of officers of the Company and the Main Subsidiary

The Investor can put an end to the duties of an officer replace such officer by any person of its choice at any moment. If the officer to be replaced is the General Manager, the Investor must require the prior consent of the Current Shareholders before replacement.

III.2.3. Major Decisions regarding the Company and the Subsidiaries

The Parties undertake not to allow that the following decisions and transactions relating to the Company or the Subsidiaries to be taken or a fortiori implemented, without having previously obtained the express consent of Current Shareholders sand when the law or the by-laws require the approval of the shareholders (the “Major Decisions”):

  Any issue of Shares (or securities convertible into Shares) of the COMPANY ;

  Any alteration to the Articles of association/bylaws of the COMPANY;

  Any sale of the whole or any substantial part of the COMPANY or its SUBSIDIAIRES;

  Any borrowing by the COMPANY that would result in the aggregate borrowings of the COMPANY being in excess of € 50,000, such other amount as the Parties shall from time to time determine;

  Approval of the annual budget and operating plan of the COMPANY;

  Any expansion of the marketing Territory of the COMPANY beyond European Union or any development of the product line of the COMPANY beyond FRANCE (as improved or enhanced from time to time);

  Any major reorganization affecting the COMPANY, including the formation of any subsidiary of the COMPANY;

  The appointment (or removal) of the auditors of the COMPANY or any significant change in the accounting policies of the COMPANY;

  Changing in the dividend policy;

  any abandonment of credits ;

  The commencement, settlement or abandonment of litigation or admission of liability by the COMPANY involving a dispute in excess of 50,000 €;

  Any payment by the COMPANY to a Shareholder, and more generally all related party transactions ;

  any operation on the share capital, control assignment or the admission of the third party in the capital, merger, scission or admission into a market;

  Filing by the COMPANY for receivership, reorganization or liquidation under any insolvency laws or any similar action.

III.3     Information, auditing and consultation of the shareholders

III.3.1.     Each Party has – on demand - the right to have information concerning the Minerva Group in the period time hereafter indicated:

  each year, within thirty (30) days before the end of the fiscal year, the annual budget for the next fiscal year;

  each year, within one hundred and twenty (120) days following the end of the fiscal year, the final financial statements and, whenever is necessary, the final annual consolidated financial statement and the tax returns of the result;

  each quarter, within twenty (20) days following the end of each quarter, (i) an estimated budget on the three (3) months to come including the income, charges and cash and the quarterly operating accounts compared to the estimated budget, (ii) an estimated budget of the activity;

  copy of the minutes of the shareholders meetings and other management bodies, copy of the auditors, copy of the shareholders accounts, movements of Securities, and more generally copy of the reports which issue is mandatory.

The President of the Company will be in charge of such duties.

Furthermore, each Party will receive from the General Manager of the Company, any useful piece of information in connection with an internal or external event dealing with the Minerva Group or that could reasonably be of any prejudice to the financial, commercial, jurisdictional situation of the companies (including any dispute, litigation or possibility of dispute or litigation) and this within a reasonable period of time after he will be aware of the situation or event.

On a monthly basis, a meeting will be organized by the President of the Company to present to the Parties the economic results of Minerva Group and discuss the operating plan.

III.3.2.     Each Party has the right to have freely information concerning the Minerva Group.

Each Party can have the information, documentation on the Minerva Group’s activities in the financial, accounting, technical, market, jurisdictional fields and every piece of strategic information in connection with its companies. This communication could be done through mail or at the registered office of the Company or the Subsidiary or in any place depending on the Company or its Subsidiaries.

This right will be reasonably exercised by the Parties, who will inform the General Manager of the Company within a reasonable notice.

Each Party, using its right to information may at any time and at their own expense, by assisted, where necessary, by any expert of their choice, examine in situ the general accounting situation of the Minerva Group, as well as any document of an accounting nature, technical, financial, jurisdictional or/and trade.

The Investor shall have the right to have access to the banking accounts of the Company and the subsidiaries through internet.

III.4     Deadlock

III.4.1.     The goal of the Parties is to contribute to the development of the Company and its Subsidiaries in the fullfilment of the commitments of this Agreement. However if a Deadlock situation (as defined hereafter) occurred, the following procedure will apply.

III.4.2.     A Deadlock will exist when there is a disagreement between the Parties regarding a Major Decision as defined in III. 2.3 and such disagreement is not solved within fifteen (15) days(hereafter “the Deadlock”).

III.4.3.     In this case, the first Party will send a notification letter with acknowledgment receipt noting the Deadlock to all the Parties (“the Notification of the Deadlock”) within a 15-Days period following the Date of the Deadlock.

Failing the agreement of the Parties on an amicable solution within a 15-Days period following the Date of the Deadlock, the Parties will appoint, within a 15-Days period, a third party as mediator. The mediator will make at least one proposal within the 15-Days period starting on the Day of his acceptance of duties. All costs of his designation will be borne equally by all the Parties.

Failing the appointment of a mediator in the period here-above indicated, or if the Parties cannot agree with one of the Mediator proposals within a 15-Days period after he submits his solutions, the Deadlock will be considered as intractable; therefore the following stipulations will apply:

  Each Party (“the Offeror”) could propose - at the latest at the end of one of the 15-Days period starting at the end of the period indicated in the here-above paragraph – to one or sometimes collectively Parties referred as “Offeree” or “Offerees” by acknowledgment receipt letter:
(i)	An offer by the Offeror to purchase all the Shares beneficially owned by the Offerees (hereinafter referred to as an “Offer to Purchase”);

(ii)	An offer by the Offeror to sell all the Shares beneficially owned by the Offeror to the Offerees (hereinafter referred to as an “Offer to Sell”);

The price to be paid for each Share pursuant to the Offer to Purchase and the Offer to Sell shall be the same for both Offers (such price being hereinafter referred to as the “Purchase Price”).

When an Offer to Purchase and/or an Offer to Sell is made by more than 1 party, the Party to be considered as Offeror will be the one who:

(a)	In case of simultaneous Offer to Purchase and Offer to Sell, the Offeror will be the one proposing to Purchase;

(b)	In case of multiple Offers to Purchase, the Offeror will be the one offering the highest Purchase price;

(c)	In case of multiple Offers to Sell, the Offeree will be the one offering the lowest Purchase price;

III.4.4.     At the latest and the end of a 10-Days period starting on the Day the Offeree received the notification of the offer, the Offeree could:

  Send a notification of his acceptance of the Offer to Purchase or Offer to Sell to the Offeror for the Purchase price;

  Or, when the Offeror makes an Offer to Purchase, require from the Offeror that the Offeror sells to him all the shares for the same Purchase price;

  Or, when the Offeror formulates and Offer to Sell, require from the Offeror that the Offeror purchase all the shares for the same Purchase price;

Failing that for the Offeree to notify his acceptance or refusal within the here-above period, the Offeree shall be deemed to have accepted the Offer of the Offeror.

III.4.5.     Transfer of shares, according to difference cases, by the Offeree or the Offeror will take place at the latest and the end of a 10-Days period starting at the end of the 10-Days period as indicated in the above paragraph. This transfer will be followed by (i) the delivery of transfer deeds and all the documents needed/required to make it effective to the Company and its Subsidiaries and third parties and (ii) the delivery of bank cashier’s cheque of the exactly amount of the Purchase Price.

Failing this, the Company or its Subsidiaries will be dissolved to the initiative of one of the Parties, pursuant the respect of the rules applicable to the Company or its Subsidiaries; the Parties undertake to cooperate to these dissolutions and more generally do whatever is needed to this purpose.

III.5.     Attorneys and Accountants.

The Parties shall agree upon a law firm and an accounting firm to represent the Company. Individual Party legal and accounting matters shall not be paid for by the Company.

III.6.     Books and Records.

A complete set of books and records, truly and correctly reflecting the business transactions of the Company and the Subsidiary, shall be kept and maintained at the principal place of business of the Company and the Subsidiary and either Party shall have access to and the right to inspect said books and records at any reasonable time.

TITLE IV

MANAGEMENT OF THE SHARE CAPITAL OF THE COMPANY
SECURITIES TRANSFER

IV.1.     General Terms and conditions

IV.1.1.     Notification of the Securities Transfer

Each Assigning Shareholder must, concomitantly, notify each and every Shareholder, copied to the Company, of any planned Assignment relating to the Securities that belong to him ("Initial Notification").

The Initial Notification must state the nature and number of Securities that are the object of the Assignment (the "Relevant Securities"), the main conditions of the Assignment, including the price per Security, stipulated in cash in accordance with article IV.1.3.3. , the identity of the Assignees and, if such Assignees are legal entities, the persons or bodies who control them. It must also contain the Assignees’ offer defining the conditions and methods of the Assignment, as well as an irrevocable undertaking from each Third Party Assignee to respect the Agreement and to abide by it as a member of the Group of Shareholders as the Assignor if the Assignment is completed.

IV.1.2.     Free Assignments

Only those Assignments listed below may be realized freely ("Free Assignments"). Article IV.3 to Article IV.6 do not apply to:

  Assignments by a Shareholder who is a natural person to a legacy company ("Patrimonial Company"), as follows:
1.

The beneficiaries of such an Assignment may only be a duly incorporated company, the exclusive object of which is to take up interests in the Company and the management of this interest, and which does not provide any specific service of an administrative, legal or accounting order with the Company or its Subsidiaries;

2.

The relevant Shareholder must hold, together with his spouse, his children and/or his ascendants, 51% of the capital and voting rights of the Patrimonial Company and retaining at least one share in the Company;

3.

The relevant Shareholder undertakes not to issue or to give as surety the Securities held by the Patrimonial Company, or to restrict the usufruct or free disposition thereof, without the prior and express agreement of the other Shareholders;

4.	The Patrimonial Company must adhere to the Agreement, without restriction or reserve and each of its associates, who is not already a Shareholder, must also sign an undertaking of adhesion.

Each shareholder is prohibited, from henceforth, to make such a contribution without all the conditions above being respected.

After a Patrimonial Company has been constituted, each Shareholder undertakes to maintain the validity of the above conditions (company object, distribution of capital), unless the latter acquires, for his personnel use and prior to the realization of the operation having to result in the violation of those conditions, all the Securities then held by the Patrimonial Company.

To allow the correct application of this clause, each Shareholder undertakes, prior to the realization of the Assignment of his Securities in the Patrimonial Company, to communicate to the other Shareholders all the documents that allow the checking of the realization of the accumulative conditions defined in points 1, 2, 3 and 4 below then, at the time of the Assignment, to communicate to other Shareholders a certificate of incorporation and the updated by-laws of said Company, as well as the list of associates and the percentage of the capital and voting rights held by the latter (including the rights resulting from the dismemberment of the securities). The relevant Shareholder also undertakes to communicate, every year, to the other Shareholders a capitalization table for the Patrimonial Company relating to it, and undertakes to inform the latter immediately of any planned amendments as well as any amendments that have been realized.

  Assignments by a Current Shareholder to any other Current Shareholder or any Company listed in Appendix 3 or any affiliated company.

  Assignments by the Investor to an affiliated company.

All Free Assignments must be notified to the Company within fifteen (15) days following its completion, with a copy of the Assignee’s adhesion, if he is a Third Party, to the Agreement in accordance with the provisions of article IV.4.

IV.1.3.     Extend and Terms and Conditions of the Rights of the Title III

IV.1.3.1.     Prices per Securities category

The implementation of the Rights of the Title IV, and unless otherwise provided, the other Securities’ price will be determined for each Security category.

IV.1.3.2.     Current account advances

If one of the Parties (i) executes its conjoined withdrawal’s right, as provided in Article IV.4, or (ii) should assign its Securities under its option to Purchase as provided in Article IV.6, this Party will hold in addition of its Securities, a credit on the Company of its Subsidiary of the Shareholders’ current account. This Party could assign its credit to another Party or Third Party that should purchase its Securities as indicated in these clauses, for a price that would be equal to the principal amount of the credit plus the interests not yet paid at the Assignment Date.

IV.1.3.3     Terms and conditions of the Price in cash for an Assignment, the counterparty of which is not wholly in cash:

Any Initial Notification must, on pain of becoming null and void, indicate the amount of the compensation of the envisaged Assignment. Consequently, for any Assignment, the counterparty of which is not wholly in cash, the Initial Notification must indicate an estimate in cash of the foreseen counterparty, certified by an Auditor or by a registered and independent Legal Expert. In this case, (i) the Notification must also indicate the exhaustive content of the actual counterparty proposed by the Assignee and (ii) the Rights of Pre-emption and Withdrawal are exercised for the total price stipulated in cash, unless each Shareholder decides to accept, as far as it concerns him, the counterparty agreed between the Assignee and the Assignor.

If the Other Shareholders holding, solely or together, an Interest at least equal to 3%, contest the price stipulated in cash for an Assignment, the counterparty of which is not wholly in cash ("Relevant Parties"), they must inform all Shareholders of their dispute, indicating the reasons, ("Notification of Objection"), within a period of ten (10) Days from the Initial Notification. The Notification of Objection must contain the identity of the Relevant Parties. The Notification of Objection results, in full law, of the expiration of all the Rights of Preemption and Withdrawal that have been notified previously, without exception.

The cash value of the Assignment price stipulated in kind in the Initial Notification is then set by a single expert ("Expert") appointed on the request of the Relevant Parties to the PRESIDENT OF THE COMMERCIAL COURT OF PARIS. If they fail to file a request within five (5) working Days following the Notification of Objection, they are, in full law, deemed to have renounced the Objection. The Expert must determine the cash value and submits his report to the Assigning Shareholder and all the Other Shareholders within a maximum period of thirty (30) Days from its entry. The definitive fees and honoraria of the Expert will be borne by the Shareholder(s) contesting the price if the Expert confirms, plus or minus 10%, the cash value of the Assignment price or, by the Shareholder(s) wishing to assign their Shares, if this value is overturned.

If (i) the Relevant Parties renounce the Objection, with this renunciation having to be notified to the Other Shareholders, or if (ii) the Expert confirms the cash value as stipulated in the contested Initial Notification, a new Period for Exercising Rights of Other Shareholders will according to the case, run from the notification to the Other Shareholders of the afore-mentioned renunciation or the notification made to the Shareholders of the price set by the Expert.

If, after the Expert has set a price that is different from that stipulated in cash on the Initial Notification, the Assigning Shareholder still wishes to complete the Assignment that is the subject of said Initial Notification, he must, within fifteen (15) Days from the notification to the Shareholders of the price set by the Expert, at the latest, proceed to issue a new Initial Notification, with the Assignment price stipulated in cash having to be the one set by the Expert with no possibility of recourse. This price is imposed on the Other Shareholders for the exercising of their Rights of Pre-emption and/or Withdrawal, with no contestation possible. If he fails to issue a new Initial Notification within the afore-mentioned fifteen (15) Days, the Assigning Shareholder will be deemed to have renounced the respective Assignment.

IV.2.     Securities Pledge

Each Party is prohibited from remitting or giving as surety the Minerva Group Securities it holds, nor to restrict its usufruct or free disposal, without the express and prior consent of the other Parties.

Any consent granted by the unanimity of the Investors is only valid in terms of the Assignment or surety for which it was given.

IV.3     Rights of Pre-emption

IV.3.1.     Principles

Any Assignment, other than a Free Assignment, is subject to a right of pre-emption ("Right of Pre-emption") for the benefit of all Shareholders, even if they are Assignees ("Beneficiaries of the Right of Pre-emption"), according to the methods described below:

IV.3.2.     Terms and Conditions of the Right of Pre-emption:

(a)

To do this (i) Beneficiaries of the Right of Pre-emption must notify that they are exercising this right in accordance with the Agreement and within the time period stated in provision IV.5. below, and (ii) the Right of Pre-emption (the "Pre-emption") by one or more Beneficiaries of the Right of Pre-emption ("Pre- emptors") must be exercised on the Relevant Securities, without exception, failing which the Beneficiaries of the Right of Pre-emption are deemed to have expressly renounced the exercising of this Right on the occasion of the respective Assignment.

(b)

If Pre-emptors’ requests cumulatively exceed the number of Relevant Securities, the latter are distributed, up to the limit of their respective requests, in proportion to the respective Interests of Pre-emptors related to the sum of their Interests.

(c)

The Pre-emptors are responsible for acquiring the Securities that they will use taking into consideration their Pre-emption under the conditions and according to the methods stated in the Initial Notification, subject to the stipulations of the article IV.1.3.3.relating to the payment of the Assignment price in cash.

(d)

If the Pre-emption ends, since all the Relevant Securities have been Pre-empted, the Assignment of the Relevant Securities for the benefit of the Pre-emptors must take place within the time period indicated in the Initial Notification, without it being less than the Period for Exercising Rights defined in provision IV.5. below, plus thirty (30) Days; if there is no indication of the time period in the Initial Notification, the Assignment must take place within thirty (30) Days of the expiry of the Period for Exercising Rights.

IV.4.     Right of withdrawal (total or proportional)

IV.4.1.     Proportional withdrawal

If Shares are Assigned to a Third Party by a Shareholder, each Party has the right to take part in this Assignment up to the percentage represented by his Interest in the overall Interest of the Assigning Shareholder, himself and the other Parties wishing to take part in this Assignment ("Right of proportional withdrawal").

Each Investor may therefore assign, within the context of exercising his Right of proportional withdrawal, a N of Shares calculated as follows:

N = TC x [P / (P + PC + Pi)]

where:

TC: represents the number of Shares that the Assigning Shareholder wishes to Assign;
P: represent the Interest of the relevant Party on the date of the Initial Notification;
PC: represents the Interest of the Assigning Shareholder on the date of the Initial Notification;
Pi: represents the accumulated Interest of the other Investors who have exercised their Right of proportional withdrawal.

In every case, the total N calculated for each Shareholder that has exercised his Right of proportional withdrawal cannot be greater than TC.

The Assignor will personally ensure that the Assignee buys the Shares held by the Investors in accordance with the proportions indicated above. If he fails to do so, he is prohibited from proceeding with the envisaged Assignment.

IV.4.2.    Total withdrawal

In the case of a Majority Assignment, each of the Parties benefit, as an alternative to the Right of Pre-emption of the right to request (and demand) the Assignee referred to in the Initial Notification and, failing this, the assigning Shareholder himself, to acquire all the Securities he holds ("Right of Total Withdrawal").

The Parties’ Right of Withdrawal is also exercised with regard to Other Shareholders who, having exercised their Right of Pre-emption, will be dealt with in this context (i.e. such Other Shareholders shall have to acquire all of the Securities held by the Shareholders who exercise their right of withdrawal).

In addition, to allow Other Shareholders who are envisaging exercising their Right of Pre-emption to do this in full knowledge of the number of additional Securities which, when the pre-emption ends, should be acquired from the Investors, any Other Shareholder that intends to exercise his Right of Withdrawal, even in the case of pre-emption, must notify the exclusive exercising of this right to all Shareholders, within a period that is two thirds of the Period for Exercising Rights, namely twenty (20) days (four (4) days if the respective Assignment relates to preferential subscription rights) ("Reduced Period").

If the Right of Withdrawal is notified after the expiry of the Reduced Period, but before that of the Period for Exercising Rights, it is only exercised with regard to the Assignees named in the Initial Notification, if no Preemption has been completed, but there is no effect, if the Securities that are the object of the planned Assignment are Pre-empted.

IV.4.3.    Conditions and Means of the Right of Withdrawal

The acquisition of the Securities of a Shareholder who is exercising his Right of Withdrawal must take place concomitantly with the realization of the Assignment that is the subject of the Initial Notification, according to the conditions and means that are stipulated except for the derogations below, which are applied in full law in the absence of an express agreement to the contrary from each Shareholder to whom it relates:

  The Assignment price for each Security for which the Right of Withdrawal has been exercised, must be equal:
(i)

To the price indicated in the Initial NOTIFICATION for a Security of the same type (or the higher price proposed if processed differently for whatever reason), it being stipulated that, for whatever reason, if Securities are assigned to the Assignee designated in the Initial Notification or to an Affiliate of the latter, during the twenty-four (24) months preceding the Initial Notification, the price per Security will be the highest reported unit price;

(ii)

If the envisaged Assignment relates to a preferential right of subscription, the Security price is equal to the Assignment price of the preferential right of subscription plus the subscription price of a new Security.

  The prices below must be paid in a single payment concomitantly with the realization of the Assignment.

  The Shareholders who exercise their right of withdrawal shall not be obliged to provide representation and warranties, related inter alia to the assets and liability of the Company and its subsidiaries, as regards the Assignments consummated in execution of this section.

IV.4.4.     Assignors’ Undertaking

The Assignors undertake to renounce any planned Assignment and afortiori are prohibited from realizing it, if all the Securities, for which the Other Shareholders who have exercised their Right of Withdrawal on the occasion of the Assignment in question, have not been acquired by the Assignee.

IV.5.    Exercising Rights of Pre-emption and Withdrawal

IV.5.1.    Within a maximum period of thirty (30) Days (reduced to six (6) Days, if the project relates to preferential rights of subscription) from the receipt of the Initial Notification (the "period for Exercising Rights"), each Shareholder intending to exercise his Right of Pre-emption or of Withdrawal on the occasion of the planned Assignment, must notify the Assignor, with a copy to the other recipients of the Initial Notification and the Agent, of his irrevocable decision ("Notification of Exercising of Rights"):

(i)

either to exercise exclusively his Right of Pre-emption, stating the number and type of the Relevant Securities that he intends to pre-empt, with this notification therefore representing his renunciation to exercise his Right of Withdrawal, if he benefits therefrom;

(ii)

or to exercise, exclusively, the Right of Withdrawal, if he benefits therefrom on the occasion of the relevant Assignment; he must state the name and type of the Securities that he holds, with this notification therefore representing his renunciation to exercise his Right of Withdrawal, if he benefits therefrom;

(iii)

or to exercise his Right of Pre-emption, stating the number and type of the Securities that he intends to pre-empt and, secondly if his Pre-emption is not completed, the exercising of his Right of Withdrawal, if he benefits therefrom.

IV.5.2.    All Other Shareholders who do not validly exercise, within the required periods of time, the Rights of Pre-emption and/or Withdrawal that they hold, according to one of the options above, is deemed to have expressly renounced for the Assignment that is the subject of the Initial Notification, albeit solely for it.

IV.6.     Obligation of joint transfer

If a Third Party offers to acquire at least 90% of the Company capital and voting rights at its Meetings (hereafter the "Offer"), all the Shareholders will be responsible for assigning their Securities to said Third Party, under the same conditions and methods and at the same time as the Shareholders who have accepted the offer, if this Offer is accepted by a majority of Shareholders together holding at least 80% of the Shares (the "Assignors").

The Company must inform the Other Shareholders of the planned Assignment by attaching a copy of the Offer, and stating therein the Interest of the Assignors, namely those with the intention of accepting the Offer.

It is stipulated that the Assignments realized in application of this article within the context of an Offer are not subject to the Right of Pre-emption and the Right of Withdrawal defined in provisions IV.3 and IV.4 above.

The Shareholders other than the Assignors shall not be obliged to provide representation and warranties, related inter alia to the assets and liability of the Company and its subsidiaries, as regards the Assignments consummated in execution of this section.

Shareholders who hold non-assignable Securities (vouchers or options) that can now be exercised, must, at their convenience, take up the option or exercise the voucher and subscribe the corresponding Share with a view to assigning it to the afore-mentioned Third Party within the context of the Offer, failing which they will, in full law, deemed to have been irrevocably renounced on the exercising of said non-assignable Securities, which they expressly accept.

IV.7    Granting and Exercise of Call Option

IV.7.1    The Parties agree that American Lorain has the exclusive option to purchase 2,250 shares of the Company (that is to say 9% of the issued capital) (hereafter the “Call Option”) one (1) year after the signing of this Agreement (hereafter the "Call Option Date"). This option may be exercised by American Lorain or any other qualified entity designated by American Lorain. This option shall not be revoked within the valid term of this Agreement once it is made. The shares subjected to the option will remain free of all Encumbrances.

IV.7.2   The Call Option shall be exercised only for a period of six (6) months after the Call Option Date. In case of failure to use the Call Option during such period, the option to purchase will be null and void.

IV.7.3   The purchase price of all purchased equity shall be NINE HUNDRED THOUSAND EUROS (€ 900,000) (the "Price").

If the Current Shareholders failed to fulfill one of their commitments specified into provisions III.6.1 and III.6.2. above, the Price will be irrevocably reduced to FOUR HUNDREDED AND FIVE THOUSAND EUROS (€ 405,000).

IV.7.4   In order to exercise the Call Option, American Lorain shall give a written notice ("Exercise Notice") to the Company and the Current Shareholders, indicating its intention of exercising the Call Option according to the provisions of this Agreement.

Except if the Current Shareholders provide otherwise, the share to be transferred shall be allocated in proportion of their Ownership Percentage Interests.

IV.7.5   Within thirty (30) days after receiving the Exercise Notice, the Parties shall sign the share transfer contract consistent with the Exercise Notice with American Lorain or any qualified entity designated by American Lorain, along with the other necessary documents relating to the transfer (hereafter collectively the "Transfer Documents"). Concomitantly, American Lorain will pay the Price by a bank cheque or a wire of immediate available funds.

IV.7.6   To the extent permitted by law, when American Lorain decides to exercise the Call Option, the Company and the Current Shareholders shall unconditionally assist American Lorain in handling all government approval, license, registration, filing and other procedures necessary for the share transfer.

IV.7.7   Each Current Shareholder hereby severally and jointly, irrevocably and unconditionally agrees to the granting by other existing shareholders of the Call Option to American Lorain. When American Lorain exercises the Call Option pursuant to the provisions of this Agreement, each Party will unconditionally waive his/her preemptive right and proportional withdrawal as described above.

TITLE V

ADMINISTRATION OF THE AGREEMENT
 MISCELLANEOUS PROVISIONS

V.1.   Confidentiality

V.1.1.   Each Party is prohibited, to use or to divulge to any person any information not within the public domain relating to (i) the organization, transactions, clients, financial affairs or any other aspect of the activities of the Company and its Subsidiaries, except :

(i)	if the Chief Executive Officer and the General Manager has previously agreed, or

(ii)	when the legal or regulatory obligations do not prevent it, or

(iii)

when the information is given to a managing agent, executive, employee or counsel of one of the Parties, but just if the purposes are the execution of undertakings or obligations of this Party or in connection with its rights resulting from its shareholding in the Company and if the above captioned persons have taken the undertake to respect the confidentiality clause.

V.1.2.   However, the information that could not be qualified as confidential are:

(i)	those that are known, prior published or are in the public domain as a consequence of their disclosure by a third Party without any violation of this Confidentiality undertake;

(ii)	those available through other sources without any violation of this Confidentiality undertake.

V.2.    Duration and termination of the Agreement

V.2.1.   This Agreement is concluded for a period of ten (10) years starting on the Implementation Date.

After this period of ten (10) years, it will, automatically and in full law, be extended for successive periods of five (5) years.

On the occasion of each renewal period, including the first one, each Party could withdraw the Agreement, by sending a notification at least six (6) months prior this period to the other Parties.

Furthermore, the Agreement will cease to apply in full law, for the future, to any Shareholder losing its securities of the Company, but should apply to the other Parties.

V.2.2.    As an exception of the prior terms and conditions, the Agreement will end in full law at the Implementation Date of the introduction of the Company in the regulated market.

V.2.3.     The termination of this Agreement will not affect the validity of any right or duty of a Party that would have exist because of the execution or the non-execution of the Agreement prior its termination, as for instance, the undertakings of duration and commencement are specified in this Agreement no matter the duration of this Agreement.

V.3.    Proxy or Agent

IV.3.1.    To ensure the correct execution of the rights that every and each Party gives to the other Parties and to warrantee that the Agreement is fully effective, the Parties agree to appoint irrevocably and conjointly the Company as proxy in charge of the administration of the Agreement (the “Proxy” or “Agent”).

The Company accepts this power of attorney, under the following terms and conditions:

V.3.2.     As administrator of the Agreement, that has a especially power of attorney from the Parties for the duration of the Agreement as indicated in the Article V.2. above captioned, the Proxy:

(i)	will be the sole person authorized to execute the transfer orders in connection with the Securities after the Parties instruct him to do so;

(ii)	will check the requests of transfer orders from the undertakings of this Agreement’s point of view;

(iii)	will check that the shareholders’ accounts created by the Company mention the restrictions that put a strain on the Securities of the Parties as indicated in the Agreement;

(iv)

will not to proceed to any inscription of movements of Securities until he will check that the process provided in the Agreement is being followed and that the execution of the transfer movement can be effective;

(v)	will receive the adhesion to the Agreement, as indicated in Article IV. 4 hereafter;

(vi)

will receive by all means, the Parties’ decisions in connection with the change, the amendment or the waiver of one of the terms and conditions of the Agreement and will proceed to the Agreement’s amendments.

V.3.3.    The present proxy concerns the administration of all the Securities owned by the Parties.

V.4.     Agreement’ accession

V.4.1.     If a Party decides to Transfer, including a Free Transfer, one or more of his or her Securities to a Third Party, he or she agrees to have the Third Party adhere to the Agreement at the latest, at the time of the Transfer.

V.4.2.     For the implementation of this Article, the Parties give the Company irrevocable mandate to collect the adhesion of the Third Party in their name and on their behalf.

Consequently, the single signature by the Company of a copy of the Agreement also signed by the aforementioned Third Party will constitute the signing by all Parties. The aforementioned Third Party will thus become one of the Parties for the intentions of the Agreement that will benefit from and be bound to it and the Third Party will be a part of the Assignor’s Group. If the provided exercise of the conjoined right of Sell out by this Agreement is executed, the aforementioned will be join the Group of the Party having initiated the Transfer.

The Company will also have full rights to modify the Agreement in order to include the name of the Third Party and all the Parties will be connected by the thus conducted modifications.

A copy of the modified Agreement will then be reported to each of the Parties by the Company.

V.4.3.     If Securities are issued or an attribution of stock options voted by one or many Parties is reserved to a Third Party, the Parties will give the irrevocable instruction and proxy to the Company to collect the Third Party's adhesion to the Agreement. This Adhesion will be collected in the terms and conditions provided in Article V 4.2. here above, previously and as a condition to the Third Party’s subscription to the issue of Securities or to the attribution of stock options.

V. 5.      Notifications

V.5.1.    Unless otherwise provided by this Agreement, all notifications shall be in writing and shall be sufficiently given if delivered by hand or validly sent by registered letter with acknowledgement of receipt to the registered offices or the domicile elected by the Parties at the top of this Agreement. Any period applicable to the recipient of a notification is calculated from the date of the initial presentation of the registered letter, the postmark being determinant, or from the day of the signature of the discharge by the recipient of the notification.

Any other method of notification (fax, special mail) is admitted provide that the sender may establish the receipt thereof or the presentation at the addressee’s domicile, with this proof being the result of an express response from the addressee of the dispatch. In this instance, the date of reception will be that of the date of the express acknowledgement of receipt by the addressee.

Any Party of this Agreement could change the address where the notifications should be sent by notifying by registered letter with acknowledgment of receipt sent to the Other Shareholders and indicated here above.

V.5.2.     Notification made by mail is presumed to be done seven (7) days after their dispatching’ date.

Notification made by email or facsimile are presumed to be done at their sending date as long as each notification will be confirmed by a registered letter with acknowledgement of receipt to the sent this date or by a delivered by hand letter the same day.

V.6.     Undertakings

This Agreement shall be binding upon to the benefit of the Parties hereto and their respective heirs, executors, administrators of every and each Party

V.7.     Miscellaneous Provisions

V.7.1.    This Agreement cancels and replaces any agreement of the same type that may have existed between the Shareholders or between certain of them only, each Shareholder declaring that they have fulfilled all their rights to this end.

V.7.2.    The Parties agree that the terms in the Stipulate and in the Appendices form an integral part of this Agreement.

V.7.3.    Any amendment should require a writing agreement of each and every Party.

V.7.4.     If any one of the provisions of the Agreement is declared to be null and void in any way and or whatever reason, this cancelation should not affect the validity of the other provisions of this Agreement and the Parties undertake to meet to remedy the reason for the reported invalidity so that, unless it is impossible, the Agreement will continue to be effective.

V.7.5.   The fact that a Shareholder has not exercised or availed himself of any right conferred on him by the Agreement may not in any way be assimilated to a renunciation of this right for the future, said renunciation not having any effect other than with regard to the respective event.

V.7.6.  The Parties undertake to communicate, signed and delivered any piece of information and all documentation and to sign any deed or take any decision that could be necessary to the execution of this Agreement.

V.7.7.   The Parties declare that every and each of them has been invited to have the assistance of its counsel during the writing of this Agreement.

The Parties affirm that all the clauses or provisions of this Agreement have been made after their own statements pursuant their negotiations and that all the provisions are in perfect conformity of their intentions and understandings.

The Parties should be aware that the terms and conditions of this Agreement, and notably the existence of different irrevocable pledges about the Sale of their Securities or the coverage of these clauses can reduce the scope of their assigning.

The Parties declare consequently and unconditionally to waive to the draftsman of this Agreement.

V.7.8.     This Agreement is written in English. The Parties declare that they have perfectly understood the language and content of the present Agreement, including all essential and ancillary provisions included, and had sufficient time to provide for translations into French if needed.

V.8.     Applicable Law and Jurisdiction

The Agreement is, for the purposes of its validity, interpretation and execution, subject to French law.

Any disputes that may result from the Agreement and its appendices, or which may be the result or consequence thereof, will be resolved by the jurisdictions of the Paris Appeal Court.

Signed at Paris,
On February 7, 2014

IN 5 ORIGINAL COUNTERPARTS

/s/ Nuno Branco	/s/ [signature not legible]
BIOBRANCO II	JUNAN HONGRUN FOODSTUFF CO.
Represented by Nuno BRANCO	Represented by Chenjie XU

/s/ Nuno Branco	/s/ Nuno Branco
Mr Nuno BRANCO	Mr Alcides BRANCO

/s/ Nuno Branco
ATHENA
Represented by Nuno BRANCO

LIST OF EXHBITS

EXHIBIT 1
CAPITAL TABLE

SHAREHOLDER	NUMBER OF SHARES	%
JUNAN HONGRUN FOODSTUFF CO	12,750	51,00%
BIOBRANCO II	6,250	25,00%
Mr NUNO BRANCO	3,000	12,00%
Mr ALCIDES BRANCO	3,000	12,00%
TOTAL	25,000	100,00%

EXHIBIT 2

Definitions

Without prejudice to the specific definitions contained within the body of the Agreement, the terms below have the following meanings:

Affiliate

(of a person) designates any physical or intellectual person, co-ownership of securities or limited partnership that, directly or indirectly (by intermediate person(s)), Controls or manages, or is Controlled or managed directly or indirectly by this given person or by another person that directly or indirectly Controls both, as well as, if an investment fund or limited partnership, bearers of shares in the fund or limited partnership.

Agreement	This convention, including its appendices and possibly amendments during its period of validity.

Assignee	Any person who accepts an Assignment to his advantage. As defined in Article IV 1. and in Articles IV.3., IV.4.

Assignment / Assigning Transfer

Any transaction whose purpose or object is to transfer, free of charge or for money, voluntarily or by force, universally or individually, ownership, bare- ownership or usufruct of Securities or the rights attached to Securities, whether by sale, loan, contribution, donation, sharing, exchange, auction, abandonment or any other means.

Assignor Shareholder /Assignor	A Shareholder who wishes to proceed to the Assignment of all or part of his Securities. As defined in the Agreement.

By-laws	As defined in Article III. 1.1.

Company	As defined in the preamble of this Agreement.

Control

A company’s control corresponds to the holding of over 50% of its capital or voting rights at its meetings, two entities being deemed to be Controlling if one of them Controls the other or if both are subject to the direct or indirect control of the same physical or intellectual person or the same group of physical or intellectual persons acting together. As defined in Article L 233-3 of the French Commercial Code.

Expert	As defined in Article IV. 1.3.3.

Implementation Date	Date of the payment price of the shares as explained in preamble.

Introduction	The initial quotation of the Shares on a regularly operated stock exchange in France or abroad.

Investor	As defined in the preamble

Majority Assignment

Any Transfer of Securities, to a Party or to a Third Party, whose effect is the ownership, immediate or deferred or potential, by the Assignee, acting alone or concertedly (in the meaning of Article L.233-10 of the French commercial code) with other Shareholders, of more than 50% of the capital or voting rights of the Company.

Other Shareholder	A Shareholder not classified as a Selling Shareholder within the context of a Transfer.

Ownership Percentage	means the percentage right to share in the profits derived from the operation

Interests	of a company.

Parties	As defined in the preamble.

Patrimonial Company	As defined in the Article IV.1.2.

Proxy	As defined in the Article V. 3.

Security

Any security, certificate or right giving access, immediately or potentially, conditionally or on the expiry of a time period, through the exercising of a right of subscription or attribution, by conversion or any other legal means, to a share in the Company capital by full ownership, usufruct or bare ownership, or to voting rights in its meetings, and, more generally, all certificates issued by the Company in accordance with Chapter VIII of Title II of Book II of the French Commercial Code.

Shares	The shares issued or which will be issued by the Company, which are statutorily of different categories (ordinary and preference), globally called Shares.

Stipulate	Presentation at the beginning of this Agreement.

Subsidiary	Any company, in French or foreign law, in which the Company holds a Controlling share during the period of the Agreement.

Third party	Any person who is not signatory to the Agreement.

Free Assignments	As defined in the Article IV.1.2.

EXHIBIT 3

LIST OF BRANCO GROUP COMPANIES

ALCIDES BRANCO & CA, S.A.
RUA DR. JOÃO DE MAGALHÃES, 36 - 2º DTO
4520-216 SANTA MARIA DA FEIRA - PORTUGAL
NIF: PT-500433038

AGRO ATHENA, S.A.
AVENIDA DA BOAVISTA, 1203 SALA 101
4100-130 PORTO - PORTUGAL
NIF: PT-510644791

BIOBRANCO II - COMPRA E VENDA DE BIOMASSA, LDA
PORTO DO TEJO
6030-238 VILA VELHA DE RÓDÃO
NIF: PT-507970195 - PORTUGAL

GRAPEOLIVE PORTUGAL, LDA
AVENIDA DA BOAVISTA, 1203 SALA 101
4100-130 PORTO - PORTUGAL
NIF: PT-510685650

BIOBRANCO - COMPRA E VENDA DE BIOMASSA, LDA
TREVÕES
5130-421 SÃO JOÃO DA PESQUEIRA - PORTUGAL
NIF: PT-507276698

TOMSIL II - COMPRA E VENDA DE BIOMASSA, LDA
FORTES
7900-131 FERREIRA DO ALENTEJO - PORTUGAL
NIF: PT-508964989

CENTROLIVA - INDUSTRIA E ENERGIMA, S.A.
MONTE DA ORDEM
6030-005 VILA VELHA DE RÓDÃO - PORTUGAL
NIF: PT-502478268

TOMSIL - SOC. IND. DE CONCENTRADO DE TOMATE, S.A.
FORTES
7900-131 FERREIRA DO ALENTEJO - PORTUGAL
NIF: PT-502348216

GESBRANCO - SOC.IMOBILIÁRIA, LDA
AV. ANTÓNIO COELHO MOREIRA, 1190
4405-528 VALADARES - VNG / PORTUGAL
NIF: PT-504660888

AZPO - AZEITES DE PORTUGAL, LDA
RUA DR. JOÃO DE MAGALHÃES, 36 - 2º DTO
4520-216 SANTA MARIA DA FEIRA - PORTUGAL
NIF: PT-510449123

OLIVE TRADE FRANCE, SARL
RUE DE KERLEBERT
56530 QUEVEN - FRANCE
SIRET 791 848 385 0013 / FR35 791 848 385

IBERIAN OLIVE OILS LLC
40 HARLOW COURT
NAPA, CA 94558
U.S.A.